Exhibit 99.1

October 15, 2010 NOTICE OF BLACKOUT PERIOD TO DIRECTORS AND EXECUTIVE OFFICERS OF SANDRIDGE ENERGY, INC.

You are receiving this notice to advise you that your ability to trade securities of SandRidge Energy, Inc. will be significantly restricted from November 17, 2010, to the week of December 20, 2010.

The transition by the SandRidge Energy, Inc. 401(k) Plan (the “401(k) Plan”) of administration, recordkeeping and trustee services from Principal Financial Group to The Newport Group on December 1, 2010, requires a blackout period that will begin on November 17, 2010, and is expected to end during the week of December 20, 2010 (the “Blackout Period”). (If the ending date of the Blackout Period changes, you will be notified.) We will send an email notification to all executive officers and directors when the Blackout Period has ended; however, during the week of December 20, 2010, you can also inquire as to the status of the Blackout Period by calling the Newport Client Service Center at 1-888-401-5488. During the Blackout Period, 401(k) Plan participants will be unable to direct or diversify their investments in the 401(k) Plan and will not, among other things, be able to obtain a loan, withdrawal or distribution.

Since the 401(k) Plan includes SandRidge Energy, Inc. (“SandRidge”) common stock as an investment option, the Sarbanes-Oxley Act and applicable securities regulations prohibit each director and executive officer of SandRidge from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity security or derivative security of SandRidge during the Blackout Period if the director or executive officer acquires or previously acquired the equity security or derivative security of SandRidge in connection with service or employment as a director or executive officer. These restrictions apply whether or not the director or executive officer participates in the 401(k) Plan. SandRidge’s equity securities and derivative securities include SandRidge common stock, SandRidge restricted common stock and any portion of your account in the SandRidge Energy, Inc. Nonqualified Excess Plan allocated to SandRidge common stock.

Consequently, during the Blackout Period, you may not purchase, sell or otherwise acquire or transfer any equity security of SandRidge that was acquired in connection with your service as a director or executive officer of SandRidge. Please note that any securities of SandRidge that you acquire, sell, or transfer during the Blackout Period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the specific securities involved were acquired from another source.

There are a limited number of exceptions to the restrictions described above, and certain types of transactions continue to be permitted during the Blackout Period. These permitted transactions generally are those over which you have no control, such as shares of SandRidge stock that you may inherit during the Blackout Period. For more information about these exceptions and whether they apply in a particular situation, please contact the individual listed below. If you have any questions regarding this notice, please contact Cindy Green, SandRidge’s Director of Benefits at cgreen@sdrge.com or 405.429.6066.